Exhibit 99.1 Press Release For Immediate Release

INDEPENDENT BANK GROUP, INC. REPORTS FIRST QUARTER FINANCIAL RESULTS

April 22, 2019

McKINNEY, Texas, April 22, 2019 /ACCESSWIRE/ -- Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced net income of $37.1 million, or $0.85 per diluted share, for the quarter ended March 31, 2019 compared to $29.0 million, or $1.02 per diluted share, for the quarter ended March 31, 2018 and $34.0 million, or $1.11 per diluted share, for the quarter ended December 31, 2018.

Highlights

•	Completed the acquisition of Guaranty Bancorp on January 1, 2019, increasing total assets by $3.9 billion, total loans by $2.8 billion and total deposits by $3.1 billion

•	Solid earnings of $37.1 million, or $0.85 per diluted share and adjusted (non-GAAP) net income of $52.0 million, or $1.19 per diluted share

•	Organic loan growth of 7.2% for the quarter (annualized)

•	Continued strong asset quality with credit metrics remaining at historically low levels

•	Repurchased $10 million of Company stock through the Share Repurchase Program

•	Increased the quarterly dividend to $0.25 per share from $0.14 per share

“Our Company is off to a great start in 2019,” said Independent Bank Group Chairman and CEO David R. Brooks. “We completed the Guaranty acquisition on January 1st and are already beginning to see the benefits of adding this premier Colorado franchise to our footprint. The integration of the outstanding team and strategic locations has been smooth and our first quarter results reflect the beginnings of the value that is being added to our company.” Brooks continued, “In addition, we had another solid quarter of earnings and continued strong credit metrics. Based on this performance, we were pleased to be able to return value to our shareholders through execution of our share repurchase program and by increasing our quarterly dividend.”

First Quarter 2019 Operating Results

Net Interest Income

•
Net interest income was $121.7 million for first quarter 2019 compared to $74.0 million for first quarter 2018 and $87.1 million for fourth quarter 2018, representing a 39.7% increase for the quarter. The increase in net interest income from the previous year and linked quarter was primarily due to increased average earning assets resulting primarily from the acquisition of Guaranty Bancorp. The acquisition of Integrity Bancshares in second quarter 2018 also contributed to the increase in net interest income from the prior year period.

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The average balance of total interest-earning assets grew by $4.7 billion and totaled $12.2 billion for the quarter ended March 31, 2019 compared to $7.5 billion for the quarter ended March 31, 2018 and increased $3.5 billion compared to $8.7 billion for the quarter ended December 31, 2018. The increase from the prior year and linked quarter was primarily due to $3.4 billion in earning assets acquired in the Guaranty transaction as well as organic growth. Earning assets of $718.9 million acquired in the Integrity transaction also contributed to the increase from the prior year.

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The yield on interest-earning assets was 5.17% for first quarter 2019 compared to 4.77% for first quarter 2018 and 5.15% for fourth quarter 2018. The increase from the prior year was due primarily to higher rates on interest-earning assets due to continued increases in the Fed Funds rate during these periods as well as increased acquired loan accretion due to the Guaranty acquisition. The small increase from the linked quarter is due to larger amounts of acquired loan accretion but was negatively impacted by Guaranty's acquired interest-earning assets, which had lower effective interest rates.

•
The cost of interest-bearing liabilities, including borrowings, was 1.59% for first quarter 2019 compared to 1.05% for first quarter 2018 and 1.64% for fourth quarter 2018. The increase from the prior year is primarily due to higher rates offered on our deposits, primarily commercial money market accounts and certificates of deposit, resulting both from market competition and general increases in interest rates on deposit products tied to Fed Funds rates, as well as rate increases on short-term FHLB advances and junior subordinated debt. The decrease from the linked quarter is primarily related to the interest-bearing liabilities acquired with the Guaranty acquisition, which had lower interest rates related to their deposit mix and subordinated debt.

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The net interest margin was 4.05% for first quarter 2019 compared to 4.00% for first quarter 2018 and 3.98% for fourth quarter 2018. The adjusted (non-GAAP) net interest margin, which excludes unexpected accretion on loans acquired with deteriorated credit quality was 4.01% for first quarter 2019 compared to 3.96% for first quarter 2018 and 3.93% for fourth quarter 2018. Excluding accretion related to the Guaranty acquisition interest rate mark, the net interest margin would have been 3.82% for first quarter 2019.

Noninterest Income

•	Total noninterest income increased $7.0 million compared to first quarter 2018 and increased $6.5 million compared to fourth quarter 2018.

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The increase from the prior year primarily reflects increases of $2.4 million in service charges, $2.2 million in investment advisory and trust services, $620 thousand in earnings on bank owned life insurance and $1.6 million in other noninterest income all resulting primarily from the additional accounts acquired in the Guaranty transaction. The investment management subsidiary and trust division were acquired with Guaranty. The increase in other noninterest income is primarily due to an increase in acquired loan recoveries during first quarter 2019.

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The increase from the linked quarter primarily reflects increases of $2.3 million in service charges, $2.2 million in investment advisory and trust services, $517 thousand in earnings on bank owned life insurance and $1.4 million in other noninterest income all resulting primarily from the acquisition of Guaranty Bancorp. The increase in other noninterest income is primarily due to an increase in acquired loan recoveries during first quarter 2019. In addition, mortgage revenue of $3.1 million in first quarter 2019 compared to $3.4 million in the linked quarter was negatively impacted by our hedging loss of $369 thousand versus fourth quarter income of $394 thousand.

Noninterest Expense

•	Total noninterest expense increased $41.6 million compared to first quarter 2018 and increased $34.7 million compared to fourth quarter 2018.

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The increase in noninterest expense compared to first quarter 2018 is due primarily to increases of $17.2 million in salaries and benefits, $3.3 million in occupancy expenses, $1.4 million in data processing, $1.9 million in amortization of other intangibles, $14.4 million in acquisition expenses and $1.9 million in other noninterest expense. The overall increase in salaries and benefits, occupancy, data processing, amortization of other intangibles and noninterest expense from the prior year is reflective of additional headcount, branch locations and accounts acquired in the Guaranty transaction in January 2019 and the Integrity transaction in June 2018 as well as organic growth during the year. The increase in other noninterest expense is primarily due to higher deposit- and loan-related expenses for the year over year period. Salaries and benefits expense is also elevated due to severance and retention payments made or accrued totaling $3.2 million related primarily to the Guaranty transaction and our announced branch restructuring in second quarter 2019, as well as the Company's increase in the 401(k) contribution match in third quarter 2018. The increase in acquisition expenses in the first quarter was primarily due to $8.7 million in change in control payments as well as an increase in professional fees, contract termination fees, and conversion-related expenses related to Guaranty.

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The increase from the linked quarter is primarily related to increases of $12.8 million in salaries and benefits, $2.5 million in occupancy, $876 thousand in data processing, $1.7 million in amortization of intangibles, $14.5 million in acquisition expenses and $1.2 million in other noninterest expense. The increases were primarily due to the acquisition of Guaranty and other increases as discussed above.

Provision for Loan Losses

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Provision for loan loss was $3.2 million for first quarter 2019, an increase of $529 thousand compared to $2.7 million for first quarter 2018 and an increase of $314 thousand compared to $2.9 million for fourth quarter 2018. Provision expense is primarily reflective of organic loan growth as well as charge-offs or specific reserves taken during the respective period.

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The allowance for loan losses was $46.5 million, or 0.43% of total loans at March 31, 2019, compared to $42.0 million, or 0.64% of total loans at March 31, 2018, and compared to $44.8 million, or 0.58% of total loans, at December 31, 2018. The dollar increases from prior periods are primarily due to additional general reserves for organic loan growth. In addition, the decrease in the allowance for loan losses as a percentage of loans from prior year reflects that loans acquired in the Guaranty and Integrity transactions were recorded at fair value without an allowance at acquisition date.

Income Taxes

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Federal income tax expense of $11.1 million was recorded for the quarter ended March 31, 2019, an effective rate of 23.1% compared to tax expense of $6.8 million and an effective rate of 19.0% for the quarter ended March 31, 2018 and tax expense of $8.3 million and an effective rate of 19.6% for the quarter ended December 31, 2018. The higher effective tax rate in first quarter 2019 was due to $1.4 million in deductibility limitations related to the change in control payments made as part of the Guaranty transaction and $203 thousand in nondeductible acquisition expenses.

First Quarter 2019 Balance Sheet Highlights

Loans

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Total loans held for investment, net of mortgage warehouse purchase loans, were $10.7 billion at March 31, 2019 compared to $7.7 billion at December 31, 2018 and $6.5 billion at March 31, 2018. Loans held for investment increased $3.0 billion, or 38.5% for the quarter, $2.8 billion of which was acquired in the Guaranty acquisition. Loans held for investment increased $4.2 billion from March 31, 2018, or 63.8%, $3.4 billion of which was acquired in the Integrity and Guaranty acquisitions and $724.6 million of which was organic growth, or 11.1% for the year over year period. Organic loan growth for the first quarter 2019 was 7.2% on an annualized basis.

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Average mortgage warehouse purchase loans were $128.0 million for the quarter ended March 31, 2019 compared to $120.9 million for the quarter ended December 31, 2018, representing an increase of $7.0 million, or 5.8% for the quarter, and compared to $114.4 million for the quarter ended March 31, 2018, an increase of $13.5 million, or 11.8% year over year. The change from the linked quarter and prior year quarter is reflective of increased mortgage loan market activity related to seasonality and fluctuating interest rates during the respective periods.

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Commercial real estate (CRE) loans were $5.8 billion at March 31, 2019 compared to $4.1 billion at December 31, 2018 and $3.5 billion at March 31, 2018, or 53.3%, 52.3% and 52.4% of total loans, respectively.

Asset Quality

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Total nonperforming assets was unchanged at $16.9 million, or 0.12% of total assets at March 31, 2019, compared to $16.9 million or 0.17% of total assets at December 31, 2018, and decreased from $20.5 million, or 0.23% of total assets at March 31, 2018.

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Total nonperforming loans decreased to $10.7 million, or 0.10% of total loans at March 31, 2019, from $12.6 million, or 0.16% of total loans at December 31, 2018, and from $14.9 million, or 0.23% of total loans at March 31, 2018.

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The unchanged position of nonperforming assets and the net decrease in nonperforming loans from the linked quarter is primarily due to payoffs of two nonaccrual single-family interim construction loans and one commercial real estate loan totaling $3.9 million, nonaccrual charge-offs totaling $402 thousand, and a $544 thousand nonaccrual residential real estate loan placed in foreclosure, offset by a $3.0 million commercial loan placed on nonaccrual status. In addition, during first quarter 2019, other real estate owned increased by three properties totaling $1.7 million as a result of the Guaranty acquisition as well as the addition noted above, off-set by a $436 thousand impairment.

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The decrease in nonperforming assets and nonperforming loans from the prior year is primarily due to a net decrease in nonaccrual loans of $4.2 million, offset by net additions of other real estate owned of $539 thousand for the year over year period.

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Charge-offs were 0.06% annualized in the first quarter 2019 compared to 0.01% annualized in both the linked quarter and the prior year quarter. Charge-offs were slightly increased in the first quarter primarily due to the charge-offs noted above in addition to a partial charge-off of an energy loan totaling $827 thousand which had been fully reserved in prior periods.

Deposits and Borrowings

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Total deposits were $11.2 billion at March 31, 2019 compared to $7.7 billion at December 31, 2018 and compared to $6.8 billion at March 31, 2018. The increase in deposits from the linked quarter is primarily due to $3.1 billion of deposits acquired in the Guaranty acquisition as well as organic growth of $392.8 million, or 3.6% for the period. The increase in deposits from the prior year is due to $3.7 billion of deposits acquired in the Integrity and Guaranty acquisitions as well as organic growth of $742.9 million, or 10.9%, for the year over year period.

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Total borrowings (other than junior subordinated debentures) were $538.4 million at March 31, 2019, an increase of $111.1 million from December 31, 2018 and a decrease of $79.2 million from March 31, 2018. The change in the linked quarter and prior year reflects the use of short-term FHLB advances as needed for liquidity. The change in the linked quarter also reflects the addition of $40 million in subordinated debt assumed in the Guaranty acquisition as well as $21 million borrowings against the Company's unsecured revolving line of credit with an unrelated commercial bank.

Capital

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Independent Bank Group is well capitalized under regulatory guidelines. At March 31, 2019, our estimated common equity Tier 1 to risk-weighted assets, Tier 1 capital to average assets, Tier 1 capital to risk-weighted assets and total capital to risk-weighted asset ratios were 9.60%, 9.33%, 10.07% and 11.96%, respectively, compared to 10.05%, 9.57%, 10.41%, and 12.58%, respectively, at December 31, 2018.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2019 on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2019 and will adjust amounts preliminarily reported, if necessary.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Fort Worth, Austin and Houston areas in Texas, and the Colorado Front Range area, including Denver, Colorado Springs and Fort Collins.

Conference Call

A conference call covering Independent Bank Group’s first quarter earnings announcement will be held on Tuesday, April 23, 2019 at 8:30 a.m. (EDT) and can be accessed by the webcast link, https://edge.media-server.com/m6/p/72binuk9, or by calling 1-877-303-7611 and by identifying the conference ID/booking number 5867939 or by identifying "Independent Bank Group First Quarter 2019 Earnings Conference Call". The conference materials will also be available by accessing the Investor Relations page of our website, www.ibtx.com. A recording of the conference call and the conference materials will be available from April 23, 2019 through May 1, 2019 on our website.

Forward-Looking Statements

The numbers as of and for the quarter ended March 31, 2019 are unaudited. From time to time, our comments and releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”) that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “expects,” “forecast,” “guidance,” “intends,” “targeted,” “continue,” “remain,” “should,” “may,” “plans,” “estimates,” “will,” “will continue,” “will remain,” variations on such words or phrases, or similar references to future occurrences or events in future periods; however, such words are not the exclusive means of identifying such statements. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, and other financial items; (ii) statements of plans, objectives, and expectations of the Company or its management or Board of Directors; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Forward-looking statements are based on the Company's current expectations and assumptions regarding its business, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. The Company's actual results may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance. Many possible events or factors could affect our future financial results and performance and could cause such results or performance to differ materially from those expressed in forward looking statements. These factors include, but are not limited to, the following: (1) the Company’s ability to sustain its current internal growth rate and total growth rate; (2) changes in geopolitical, business and economic events, occurrences and conditions, including changes in rates of inflation or deflation, nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado; (3) worsening business and economic conditions nationally, regionally and in the Company’s target markets, particularly in Texas and Colorado, and the geographic areas in those states in which the Company operates; (4) the Company’s dependence on its management team and its ability to attract, motivate and retain qualified personnel; (5) the concentration of the Company’s business within its geographic areas of operation in Texas and Colorado; (6) changes in asset quality, including increases in default rates and loans and higher levels of nonperforming loans and loan charge-offs; (7) concentration of the loan portfolio of Independent Bank, before and after the completion of acquisitions of financial institutions, in commercial and residential real estate loans and changes in the prices, values and sales volumes of commercial and residential real estate; (8) the ability of Independent Bank to make loans with acceptable net interest margins and levels of risk of repayment and to otherwise invest in assets at acceptable yields and presenting acceptable investment risks; (9) inaccuracy of the assumptions and estimates that the managements of Independent Bank and the financial institutions that it acquires make in establishing reserves for probable loan losses and other estimates; (10) lack of liquidity, including as a result of a reduction in the amount of sources of liquidity, that the Company currently has; (11) material increases or decreases in the amount of deposits held by Independent Bank or other financial institutions that the Company acquires and the cost of those deposits; (12) the Company’s access to the debt and equity markets and the overall cost of funding its operations; (13) regulatory requirements to maintain minimum capital levels or maintenance of capital at levels sufficient to support the Company’s anticipated growth; (14) changes in market interest rates that affect the pricing of the loans and deposits of each of Independent Bank and the financial institutions that the Company acquires and the net interest income of each of Independent Bank and the financial institutions that the Company acquires; (15) fluctuations in the market value and liquidity of the securities the Company holds for sale, including as a result of changes in market interest rates; (16) effects of competition from a wide variety of local, regional, national and other providers of financial, investment and insurance services; (17) the institution and outcome of, and costs associated with, litigation and other legal proceedings against one of more of the Company, Independent Bank and financial institutions that the Company acquires or to which any of such entities is subject; (18) the occurrence of market conditions adversely affecting the financial industry generally; (19) the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by the Company’s regulators, and changes in federal government policies; (20) changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the SEC and the Public Company Accounting Oversight Board, or PCAOB, as the case may be; (21) governmental monetary and fiscal policies; (22) changes in the scope and cost of FDIC insurance and other coverage; (23) the effects of war or other conflicts, acts of terrorism (including cyber attacks) or other catastrophic events, including storms, droughts, tornadoes, hurricanes and flooding, that may affect general economic conditions; (24) the Company’s actual cost savings resulting from previous or future acquisitions are less than expected, it is unable to realize those cost savings as soon as expected, or it incurs additional or unexpected costs; (25) the Company’s revenues after previous or future acquisitions are less than expected; (26) the liquidity of, and changes in the amounts and sources of liquidity available to, the Company, before and after the acquisition of any financial institutions that the Company acquires; (27) deposit attrition, operating costs, customer loss and business disruption before and after the Company’s completed acquisitions, including, without limitation, difficulties in maintaining relationships with employees, may be greater than the Company expected; (28) the effects of the combination of the operations of financial institutions that the Company acquired in the recent past or may acquire in the future with the Company’s operations and the operations of Independent Bank, the effects of the integration of such operations being unsuccessful, and the effects of such integration being more difficult, time-consuming or costly than expected or not yielding the cost savings that the Company expects; (29) the impact of investments that the Company or Independent Bank may have made or may make and the changes in the value of those investments; (30) the quality of the assets of financial institutions and companies that the Company has acquired in the recent past or may acquire in the future being different than the Company determined or determine in its due diligence investigation in connection with the acquisition of such financial institutions and any inadequacy of loan loss reserves relating to, and exposure to unrecoverable losses on, loans acquired; (31) the Company’s ability to continue to identify acquisition targets and successfully acquire desirable financial institutions to sustain its growth, to expand its presence in its markets and to enter new markets; (32) technology-related changes are harder to make or are more expensive than expected; (33) attacks on the security of, and breaches of, the Company or Independent Bank’s digital information systems, the costs the Company or Independent Bank incur to provide security against such attacks and any costs and liability the Company or Independent Bank incurs in connection with any breach of those systems; (34) the potential impact of technology and “FinTech” entities on the banking industry generally; (35) our success at managing the risks involved in the foregoing items; and (36) the other factors that are described in the Company’s Annual Report on Form 10-K filed on February 28, 2019, under the heading “Risk Factors”, and other reports and statements filed by the Company with the SEC as well as those described in Guaranty Bancorp's Annual Report on Form 10-K filed on February 28, 2018, and other reports and statements filed by Guaranty Bancorp with the SEC. Any forward-looking statement made by the Company in this document speaks only as of the date on which it is made. Factors or events that could cause the Company’s actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. These measures and ratios include “adjusted net income”, “adjusted earnings”, “tangible book value”, “tangible book value per common share”, “adjusted efficiency ratio”, “tangible common equity to tangible assets”, “adjusted net interest margin”, "return on tangible equity", “adjusted return on average assets” and “adjusted return on average equity” and are supplemental measures that are not required by, or are not presented in accordance with, accounting principles generally accepted in the United States. We consider the use of select non-GAAP financial measures and ratios to be useful for financial operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

We believe that these measures provide useful information to management and investors that is supplementary to our financial condition, results of operations and cash flows computed in accordance with GAAP; however we acknowledge that our financial measures have a number of limitations relative to GAAP financial measures. Certain non-GAAP financial measures exclude items of income, expenditures, expenses, assets, or liabilities, including provisions for loan losses and the effect of goodwill, other intangible assets and income from accretion on acquired loans arising from purchase accounting adjustments, that we believe cause certain aspects of our results of operations or financial condition to be not indicative of our primary operating results. All of these items significantly impact our financial statements. Additionally, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non- GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statements tables.

Contacts:

Analysts/Investors:

Michelle Hickox Executive Vice President and Chief Financial Officer (972) 562-9004 mhickox@ibtx.com	Mark Haynie Executive Vice President and General Counsel (972) 562-9004 mhaynie@ibtx.com

Media:

Peggy Smolen Senior Vice President, Marketing & Communications Director (972) 562-9004 psmolen@ibtx.com

Source: Independent Bank Group, Inc.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Selected Income Statement Data
Interest income	$155,576	$112,805	$109,289	$97,082	$88,114
Interest expense	33,924	25,697	23,021	18,173	14,147
Net interest income	121,652	87,108	86,268	78,909	73,967
Provision for loan losses	3,224	2,910	1,525	2,730	2,695
Net interest income after provision for loan losses	118,428	84,198	84,743	76,179	71,272
Noninterest income	16,424	9,887	12,749	10,133	9,455
Noninterest expense	86,595	51,848	52,655	49,158	44,958
Income tax expense	11,126	8,273	9,141	7,519	6,805
Net income	37,131	33,964	35,696	29,635	28,964
Adjusted net income (1)	52,028	34,120	36,593	32,239	29,231

Per Share Data (Common Stock)
Earnings:
Basic	$0.85	$1.11	$1.17	$1.02	$1.02
Diluted	0.85	1.11	1.17	1.02	1.02
Adjusted earnings:
Basic (1)	1.19	1.12	1.20	1.11	1.03
Diluted (1)	1.19	1.12	1.20	1.11	1.03
Dividends	0.25	0.14	0.14	0.14	0.12
Book value	51.17	52.50	51.42	50.49	47.76
Tangible book value (1)	25.84	27.44	26.21	25.23	24.37
Common shares outstanding	43,665,793	30,600,582	30,477,648	30,468,413	28,362,973
Weighted average basic shares outstanding (3)	43,759,348	30,503,062	30,473,603	29,065,426	28,320,792
Weighted average diluted shares outstanding (3)	43,759,348	30,503,062	30,563,717	29,157,817	28,426,145

Selected Period End Balance Sheet Data
Total assets	$14,145,383	$9,849,965	$9,891,464	$10,017,037	$8,811,014
Cash and cash equivalents	431,799	130,779	290,170	447,049	398,102
Securities available for sale	1,074,310	685,350	760,995	791,065	762,662
Loans held for sale	22,598	32,727	27,730	30,056	28,017
Loans held for investment, excluding mortgage warehouse purchase loans	10,692,183	7,717,510	7,554,124	7,479,977	6,527,681
Mortgage warehouse purchase loans	251,258	170,290	150,267	164,790	124,700
Allowance for loan losses	46,505	44,802	42,166	43,308	41,960
Goodwill and other intangible assets	1,105,705	766,839	768,317	769,630	663,371
Other real estate owned	6,018	4,200	4,610	4,200	5,463
Noninterest-bearing deposits	3,089,794	2,145,930	2,235,377	2,170,639	1,836,929
Interest-bearing deposits	8,149,632	5,591,864	5,547,475	5,362,766	4,957,731
Borrowings (other than junior subordinated debentures)	538,425	427,316	482,207	887,724	617,636
Junior subordinated debentures	53,676	27,852	27,803	27,753	27,704
Total stockholders' equity	2,234,202	1,606,433	1,567,184	1,538,269	1,354,699

Independent Bank Group, Inc. and Subsidiaries
Consolidated Financial Data
Three Months Ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018
(Dollars in thousands, except for share data)
(Unaudited)

	As of and for the quarter ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Selected Performance Metrics
Return on average assets	1.08%	1.34%	1.41%	1.30%	1.35%
Return on average equity	6.78	8.51	9.11	8.38	8.72
Return on tangible equity (4)	13.55	16.52	18.01	16.49	17.19
Adjusted return on average assets (1)	1.51	1.35	1.45	1.41	1.37
Adjusted return on average equity (1)	9.51	8.55	9.34	9.12	8.80
Adjusted return on tangible equity (1) (4)	18.98	16.60	18.47	17.94	17.34
Net interest margin	4.05	3.98	3.94	3.97	4.00
Adjusted net interest margin (2)	4.01	3.93	3.89	3.93	3.96
Efficiency ratio	60.37	51.91	51.64	53.64	52.30
Adjusted efficiency ratio (1)	47.05	51.26	49.77	49.50	51.40

Credit Quality Ratios (5)
Nonperforming assets to total assets	0.12%	0.17%	0.16%	0.17%	0.23%
Nonperforming loans to total loans held for investment (6)	0.10	0.16	0.14	0.17	0.23
Nonperforming assets to total loans held for investment and other real estate (6)	0.16	0.22	0.20	0.23	0.31
Allowance for loan losses to non-performing loans	433.82	354.73	395.37	344.70	281.20
Allowance for loan losses to total loans held for investment (6)	0.43	0.58	0.56	0.58	0.64
Net charge-offs to average loans outstanding (annualized)	0.06	0.01	0.14	0.08	0.01

Capital Ratios
Estimated common equity tier 1 capital to risk-weighted assets	9.60%	10.05%	9.83%	9.31%	9.59%
Estimated tier 1 capital to average assets	9.33	9.57	9.20	9.71	9.18
Estimated tier 1 capital to risk-weighted assets	10.07	10.41	10.20	9.67	10.00
Estimated total capital to risk-weighted assets	11.96	12.58	12.38	11.85	12.48
Total stockholders' equity to total assets	15.79	16.31	15.84	15.36	15.38
Tangible common equity to tangible assets (1)	8.65	9.24	8.76	8.31	8.49
(1) Non-GAAP financial measure. See reconciliation.
(2) Non-GAAP financial measure. Excludes income recognized on acquired loans of $1,016, $967, $1,051, $954, and $739, respectively.
(3) Total number of shares includes participating shares (those with dividend rights).
(4) Non-GAAP financial measure. Excludes average balance of goodwill and net other intangible assets.
(5) Nonperforming loans and assets excludes loans acquired with deteriorated credit quality
(6) Excludes mortgage warehouse purchase loans.

Independent Bank Group, Inc. and Subsidiaries
Consolidated Statements of Income
Three Months Ended March 31, 2019 and 2018
(Dollars in thousands)
(Unaudited)

	Three months ended March 31,
	2019	2018
Interest income:
Interest and fees on loans	$145,531	$83,275
Interest on taxable securities	5,450	2,903
Interest on nontaxable securities	2,225	1,193
Interest on interest-bearing deposits and other	2,370	743
Total interest income	155,576	88,114
Interest expense:
Interest on deposits	27,842	9,799
Interest on FHLB advances	2,610	1,886
Interest on other borrowings and repurchase agreements	2,715	2,102
Interest on junior subordinated debentures	757	360
Total interest expense	33,924	14,147
Net interest income	121,652	73,967
Provision for loan losses	3,224	2,695
Net interest income after provision for loan losses	118,428	71,272
Noninterest income:
Service charges on deposit accounts	5,910	3,485
Investment management and trust	2,219	—
Mortgage banking revenue	3,093	3,414
Gain on sale of other real estate	—	60
Gain (loss) on sale of securities available for sale	245	(224)
Gain (loss) on sale of premises and equipment	9	(8)
Increase in cash surrender value of BOLI	1,359	739
Other	3,589	1,989
Total noninterest income	16,424	9,455
Noninterest expense:
Salaries and employee benefits	42,380	25,168
Occupancy	8,991	5,664
Data processing	3,769	2,405
FDIC assessment	1,248	741
Advertising and public relations	663	385
Communications	1,295	941
Other real estate owned expenses, net	71	90
Impairment of other real estate	436	85
Amortization of other intangible assets	3,235	1,331
Professional fees	1,170	1,119
Acquisition expense, including legal	14,987	545
Other	8,350	6,484
Total noninterest expense	86,595	44,958
Income before taxes	48,257	35,769
Income tax expense	11,126	6,805
Net income	$37,131	$28,964

Independent Bank Group, Inc. and Subsidiaries
Consolidated Balance Sheets
As of March 31, 2019 and December 31, 2018
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
Assets	2019	2018
Cash and due from banks	$112,929	$102,024
Interest-bearing deposits in other banks	318,870	28,755
Cash and cash equivalents	431,799	130,779
Certificates of deposit held in other banks	1,487	1,225
Securities available for sale, at fair value	1,074,310	685,350
Loans held for sale	22,598	32,727
Loans, net	10,894,373	7,839,695
Premises and equipment, net	242,559	167,866
Other real estate owned	6,018	4,200
Federal Home Loan Bank (FHLB) of Dallas stock and other restricted stock	31,461	26,870
Bank-owned life insurance (BOLI)	211,717	129,521
Deferred tax asset	18,512	13,180
Goodwill	992,380	721,797
Other intangible assets, net	113,325	45,042
Other assets	104,844	51,713
Total assets	$14,145,383	$9,849,965

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$3,089,794	$2,145,930
Interest-bearing	8,149,632	5,591,864
Total deposits	11,239,426	7,737,794
FHLB advances	340,000	290,000
Other borrowings	198,425	137,316
Junior subordinated debentures	53,676	27,852
Other liabilities	79,654	50,570
Total liabilities	11,911,181	8,243,532
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	437	306
Additional paid-in capital	1,920,723	1,317,616
Retained earnings	309,571	296,816
Accumulated other comprehensive income (loss)	3,471	(8,305)
Total stockholders’ equity	2,234,202	1,606,433
Total liabilities and stockholders’ equity	$14,145,383	$9,849,965

Independent Bank Group, Inc. and Subsidiaries
Consolidated Average Balance Sheet Amounts, Interest Earned and Yield Analysis
Three months ended March 31, 2019 and 2018
(Dollars in thousands)
(Unaudited)

The analysis below shows average interest earning assets and interest bearing liabilities together with the average yield on the interest earning assets and the average cost of the interest bearing liabilities for the periods presented.

	Three months ended March 31,
	2019			2018
	Average Outstanding Balance	Interest	Yield/ Rate (3)	Average Outstanding Balance	Interest	Yield/ Rate (3)
Interest-earning assets:
Loans (1)	$10,708,761	$145,531	5.51%	$6,549,083	$83,275	5.16%
Taxable securities	772,782	5,450	2.86	588,447	2,903	2.00
Nontaxable securities	334,976	2,225	2.69	189,429	1,193	2.55
Interest-bearing deposits and other	380,062	2,370	2.53	170,086	743	1.77
Total interest-earning assets	12,196,581	$155,576	5.17	7,497,045	$88,114	4.77
Noninterest-earning assets	1,778,611			1,178,551
Total assets	$13,975,192			$8,675,596
Interest-bearing liabilities:
Checking accounts	$3,909,144	$10,097	1.05%	$2,940,180	$4,958	0.68%
Savings accounts	504,880	325	0.26	280,301	115	0.17
Money market accounts	1,899,263	9,611	2.05	737,493	2,621	1.44
Certificates of deposit	1,657,869	7,809	1.91	875,052	2,105	0.98
Total deposits	7,971,156	27,842	1.42	4,833,026	9,799	0.82
FHLB advances	446,029	2,610	2.37	483,709	1,886	1.58
Other borrowings and repurchase agreements	185,684	2,715	5.93	137,798	2,102	6.19
Junior subordinated debentures	53,659	757	5.72	27,686	360	5.27
Total interest-bearing liabilities	8,656,528	33,924	1.59	5,482,219	14,147	1.05
Noninterest-bearing checking accounts	3,024,361			1,829,955
Noninterest-bearing liabilities	74,770			16,021
Stockholders’ equity	2,219,533			1,347,401
Total liabilities and equity	$13,975,192			$8,675,596
Net interest income		$121,652			$73,967
Interest rate spread			3.58%			3.72%
Net interest margin (2)			4.05			4.00
Net interest income and margin (tax equivalent basis) (4)		$122,565	4.08		$74,421	4.03
Average interest earning assets to interest bearing liabilities			140.89			136.75
(1) Average loan balances include nonaccrual loans.
(2) Net interest margins for the periods presented represent: (i) the difference between interest income on interest-earning assets and the interest expense on interest-bearing liabilities, divided by (ii) average interest-earning assets for the period.
(3) Yield and rates for the three month periods are annualized.
(4) A tax-equivalent adjustment has been computed using a federal income tax rate of 21% for the three months ended March 31, 2019 and 2018, respectively.

Independent Bank Group, Inc. and Subsidiaries
Loan Portfolio Composition
As of March 31, 2019 and December 31, 2018
(Dollars in thousands)
(Unaudited)

Totals loans by category
	March 31, 2019		December 31, 2018
	Amount	% of Total	Amount	% of Total
Commercial (1)	$1,982,470	18.1%	$1,361,104	17.2%
Real estate:
Commercial real estate	5,848,442	53.3	4,141,356	52.3
Commercial construction, land and land development	1,045,642	9.5	905,421	11.4
Residential real estate (2)	1,547,374	14.1	1,082,248	13.7
Single-family interim construction	373,398	3.4	331,748	4.2
Agricultural	97,704	0.9	66,638	0.8
Consumer	70,528	0.7	31,759	0.4
Other	481	—	253	—
Total loans	10,966,039	100.0%	7,920,527	100.0%
Deferred loan fees	(2,563)		(3,303)
Allowance for loan losses	(46,505)		(44,802)
Total loans, net	$10,916,971		$7,872,422
(1) Includes mortgage warehouse purchase loans of $251,258 and $170,290 at March 31, 2019 and December 31, 2018, respectively.
(2) Includes loans held for sale at March 31, 2019 and December 31, 2018 of $22,598 and $32,727, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
Three Months Ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018
(Dollars in thousands, except for share data)
(Unaudited)

		For the Three Months Ended
		March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
ADJUSTED NET INCOME
Net Interest Income - Reported	(a)	$121,652	$87,108	$86,268	$78,909	$73,967
Unexpected income recognized on loans acquired with deteriorated credit quality		(1,016)	(967)	(1,051)	(954)	(739)
Adjusted Net Interest Income	(b)	120,636	86,141	85,217	77,955	73,228
Provision Expense - Reported	(c)	3,224	2,910	1,525	2,730	2,695
Noninterest Income - Reported	(d)	16,424	9,887	12,749	10,133	9,455
Gain on sale of OREO and repossessed assets		—	(56)	(95)	(58)	(60)
(Gain) loss on sale of securities		(245)	232	115	10	224
(Gain) loss on sale of premises and equipment		(9)	—	(220)	89	8
Recoveries on loans charged off prior to acquisition		(1,311)	(109)	(230)	(336)	(287)
Adjusted Noninterest Income	(e)	14,859	9,954	12,319	9,838	9,340
Noninterest Expense - Reported	(f)	86,595	51,848	52,655	49,158	44,958
OREO impairment		(436)	—	—	—	(85)
IPO related stock grants		—	—	—	(11)	(125)
Acquisition expense (4)		(19,171)	(1,094)	(2,594)	(4,296)	(974)
Adjusted Noninterest Expense	(g)	66,988	50,754	50,061	44,851	43,774
Adjusted Net Income (1)	(b) - (c) + (e) - (g)	$52,028	$34,120	$36,593	$32,239	$29,231

ADJUSTED PROFITABILITY
Adjusted Return on Average Assets (2)		1.51%	1.35%	1.45%	1.41%	1.37%
Adjusted Return on Average Equity (2)		9.51%	8.55%	9.34%	9.12%	8.80%
Adjusted Return on Tangible Equity (2)		18.98%	16.60%	18.47%	17.94%	17.34%
Total Average Assets		$13,975,192	$10,026,151	$10,028,224	$9,164,915	$8,675,596
Total Average Stockholders' Equity		$2,219,533	$1,582,860	$1,554,502	$1,418,536	$1,347,401
Total Average Tangible Stockholders' Equity (3)		$1,111,668	$815,533	$786,126	$720,653	$683,525

EFFICIENCY RATIO
Amortization of other intangible assets	(h)	$3,235	$1,496	$1,519	$1,393	$1,331
Reported Efficiency Ratio	(f - h) / (a + d)	60.37%	51.91%	51.64%	53.64%	52.30%
Adjusted Efficiency Ratio	(g - h) / (b + e)	47.05%	51.26%	49.77%	49.50%	51.40%
(1) Assumes an adjusted effective tax rate of 20.3%, 19.6%, 20.4%, 19.8% and 19.0% for the quarters ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.
(2) Calculated using adjusted net income.
(3) Excludes average balance of goodwill and net other intangible assets.
(4) Acquisition expenses include $4,184 thousand, $608 thousand, $912 thousand, $852 thousand and $429 thousand, of compensation related expenses in addition to $14,987 thousand, $486 thousand, $1,682 thousand, $3,444 thousand and $545 thousand of merger-related expenses for the quarters ended March 31, 2019, December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively.

Independent Bank Group, Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
As of March 31, 2019 and December 31, 2018
(Dollars in thousands, except per share information)
(Unaudited)

Tangible Book Value & Tangible Common Equity To Tangible Asset Ratio
	March 31,	December 31,
	2019	2018
Tangible Common Equity
Total common stockholders' equity	$2,234,202	$1,606,433
Adjustments:
Goodwill	(992,380)	(721,797)
Other intangible assets, net	(113,325)	(45,042)
Tangible common equity	$1,128,497	$839,594

Tangible Assets
Total assets	$14,145,383	$9,849,965
Adjustments:
Goodwill	(992,380)	(721,797)
Other intangible assets, net	(113,325)	(45,042)
Tangible assets	$13,039,678	$9,083,126
Common shares outstanding	43,665,793	30,600,582
Tangible common equity to tangible assets	8.65%	9.24%
Book value per common share	$51.17	$52.50
Tangible book value per common share	25.84	27.44